EXHIBIT 99.1
FOR IMMEDIATE RELEASE CONTACT: Rich Magid Natural Golf Corporation 847-321-4130

NATURAL GOLF REPORTS SECOND QUARTER RESULTS

Mount Prospect, IL, July 15, 2004 – Natural Golf Corporation (AMEX: NAX) today announced its financial results for the second quarter ended May 31, 2004.

Natural Golf reported net sales of $2,093,956 for the second quarter of 2004, compared to $2,632,683 for the prior year quarter. Operating loss for the second quarter of fiscal 2004 was $1,438,566, compared to $831,570 in the year-earlier quarter.

For the first six months of fiscal 2004, net sales were $3,464,666 compared to $4,957,005 for the six months ending May 31, 2003. Operating loss was $2,953,764 compared to a loss of $1,806,060 a year ago.

“The second quarter results were extremely disappointing,” said Andrew Wyant, President and Chief Executive Officer. “There are two primary factors that negatively impacted our business. First, there was the delay of the Natural Golf Makeover Challenge show on The Golf Channel from the original April timing to the initial airing on June 21, three weeks after the end of our second quarter. Second, the infomercial developed for Natural Golf by a leading producer of infomercials produced results that were significantly below our expectations. As a result, much of the originally scheduled second quarter infomercial support was delayed to the second half of the year.”

Mr. Wyant added, “Although second quarter results were disappointing, we continue to be enthusiastic about the marketing programs being executed in the second half of fiscal 2004. The initial reaction to the Natural Golf Makeover Challenge has been promising.” The show, which is being featured in primetime on The Golf Channel, is airing four times per week for eight weeks. The Golf Channel has also indicated a desire to re-air the series of shows beginning in September.

“Although it is too early to accurately judge the ultimate impact of the show on our business,” continued Wyant, “initial indications are positive.” More than 30,000 people have entered the Makeover Sweepstakes as of early July, and Natural Golf’s daily Web-based business has doubled since the show started airing, Wyant said.

Importantly, progress has also been made on developing an effective infomercial, according to Wyant. The previous infomercial featuring Mike Ditka and Pat Summerall has been updated, and initial results are at or above the level required for a successful infomercial campaign. A new infomercial featuring Ron Jaworski as host will be tested in late July.

“Another major milestone for Natural Golf is the recently announced partnership with Callaway Golf,” continued Wyant. “Callaway will make a full line of clubs and accessories for Natural Golfers that are being designed to perform optimally with the Natural Golf swing. This will expand the choices that Natural Golfers have and now include products from the leading manufacturer of golf equipment in the world.” Co-branded Natural Golf / Callaway products are expected to begin shipping in the fourth quarter of 2004.

In addition to the above programs, Natural Golf recently introduced a new Beryllium Copper ST series of woods, which complement the lighter ST110 irons that were introduced by the company last year. Natural Golf has fielded an extensive print campaign in local newspapers, national papers such as USA Today, and magazines such as Golf Magazine.

“Overall, while the delays in key programs will result in Natural Golf not achieving its 2004 financial objectives, we do believe that the results in the second half of 2004 will improve significantly and set the stage for continued future growth,” concluded Wyant.

About Natural Golf Corporation
Natural Golf is a golf instruction and equipment company focused on delivering a total system for improving the play of golfers of all abilities. Natural Golf produces and sells instructional videotapes explaining its Natural Golf swing system, offers golf schools through a network of instructors certified to teach the Natural Golfing swing system, and manufactures and sells golf equipment specifically developed for the golfer using its swing system.

The Natural Golf School program is ranked as one of Golf Magazine’s “Top 25 Schools.” Natural Golf manufactures and sells custom golf equipment uniquely designed for the Natural Golf swing. For more information on Natural Golf, visit www.naturalgolf.com or call 1-888-NAT-GOLF (1-888-628-4653).

About the Swing
The Natural Golf® swing method is based on the swing of Canadian Golf Hall of Fame Professional Moe Norman, who is widely regarded as the best ball striker ever. The Natural Golf swing eliminates much of the hip and body rotation of conventional swings and creates a simpler, easier to learn, more “natural” motion. The system emphasizes its four fundamentals of using a palm grip, a wider stable stance, Single-Plane™ setup and facing the ball at impact during the golf swing.

Forward-Looking Statements
This press release includes forward-looking statements that reflect our current expectations about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words such as “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “could” and “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2004 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and factors include general economic uncertainty, conditions in the golf industry, the inability to become profitable or grow revenues, the timing, cost and execution of new marketing initiatives that might not be effective at generating new customers and revenues at a level sufficient to fund operations, seasonal fluctuations in the business, the inability to raise additional capital if needed and competitive conditions in the golf industry. For a more comprehensive discussion of these and other risks, uncertainties and factors relating to our business, please read the disclosure included in the Company's Form 10-KSB filed with the SEC on March 1, 2004 (www.sec.gov). You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, the Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.